Exhibit 10.22

Amendment No. 2 to the 2009 Employment Agreement

Amendment No. 2 to the Employment Agreement dated as of September 1, 2009 (the “2009 Employment Agreement”) between Leonard Osser (the “Executive”) and Milestone Scientific Inc. (the “Company”) as follows:

1. “Section 6. Other Benefits” of the 2009 Employment Agreement is hereby amended to add the following new paragraph (f);

(f)The Company will make payments of $203,111 per year for five years to the Executive, or as he directs such payments to a third party, to fund his acquisition of, or contribution to, an annuity, pension, or deferred distribution plan or for an investment for the Executive and his family.  During the 5-year period commencing in 2014 during which these payments are being made by the Company, the options, if any, payable to the Executive under paragraph 4(c) above shall equal the number of Bonus Shares included in the allotment of Bonus Shares for that year (rather than being in an amount equal to two times the number of Bonus Shares).

2. This Amendment No. 2 supersedes and replaces Amendment No. 1 to the 2009 Employment Agreement.

3. Except as provided for herein, all other provisions of the 2009 Employment Agreement shall remain in full force and effect.

MILESTONE SCIENTIFIC INC.
By:	/s/ Joseph D’Agostino
Joseph D’Agostino,
Chief Operating and Chief Financial Officer
/s/ Leonard Osser
Leonard Osser